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[FISTER & ASSOCIATES, INC. LETTERHEAD]

November 20, 1995

Mr. Charles G. Wilson
Executive Vice President
Finance and Administration
SCS/Compute
2252 Welsch Industrial Court
St. Louis, MO 63146

        RE: Fairness Opinion

Dear Chuck:

It is our understanding that your company is considering a cash buyout of all of the shares of your company by a prospective purchaser who will make a definitive offer within the next two weeks. It is my understanding further that you are interested in receiving an opinion as to the fairness of the current indication of price and you need this by December 5th for presentation to a board meeting on December 12th.

We would be pleased to offer our services in giving you our preliminary indication and should you wish a finalized fairness opinion, issue same, at time and place and in form acceptable to your attorneys and ourselves. It is our understanding, however, that there is nothing unusual about the transaction and that standard fairness opinions acceptable in the marketplace are what you are seeking.

We propose to do this on the basis of an hourly charge of $175.00/hour with a $1,000.00 paid at the beginning of the assignment. We would estimate at the present time, 30 to 40 hours for completing the initial assessment of the fairness of the transaction. Any additional time spent in discussions with management, presentations to the Board of Directors and discussions with attorneys finalizing the fairness opinion might add an additional 5 to 10 hours. Should our hours exceed these estimates
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during the assignment, we will inform you, but of course you will be working with us on an on going basis.

In order for us to complete our assignment, we will need your signature on the bottom of this letter indicating our engagement for the purposes of issuing a fairness opinion; we will need a letter from you describing the fundamentals of the potential deal; and we will further need information listed on the enclosed schedule. Because of the time constraints we would appreciate, of course, having this as soon as possible after we are selected for the engagement.


Yours very truly,


By: /s/ RICHARD E. FISTER
    ----------------------
    Richard E. Fister
    President


REF:dlr
Enclosure


Accepted:

SCS/COMPUTE

/s/ CHARLES G. WILSON
---------------------------
Authorized Signature


                       A Private Investment Banking Firm
  7711 Carondelet Avenue - Suite 810 - St. Louis, MO 63105 - (314) 862-6220 -
                               (314) 862-5558 Fax